Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We consent to the incorporation by reference in this Registration Statement of Kroll Inc. on Form S-3 of our report on the combined financial statements of Zolfo Cooper, LLC and Affiliates dated August 30, 2002 (September 5, 2002 as to Note 16) as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in Amendment No. 2 to the Registration Statement on Form S-3 of Kroll Inc. filed with the Securities and Exchange Commission on October 11, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/  Deloitte & Touche LLP

New York, New York
June 11, 2004